Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 26, 2019, except for the effects of the reverse stock split discussed in Note 1 to the consolidated financial statements, as to which the date is June 28, 2019 relating to the financial statements, which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-232412) of Livongo Health, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-232412) incorporated by reference in this Registration Statement.

/s/ CJBS, LLC

Northbrook, IL

July 24, 2019